Exhibit 12.1
                                                                         7/1/02


                              GEORGIA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2001
                       and the year to date March 31, 2002

                                                                                                                         Three
                                                                                                                         Months
                                                                                                                          Ended
                                                                            Year ended December 31,                     March 31,
                                                  -------------------------------------------------------------------------------
                                                      1997          1998         1999          2000          2001         2002
                                                  --------------------------------Thousands of Dollars---------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes         $1,277,565    $1,249,768    $1,158,999    $1,192,370    $1,220,654    $263,415
      AFUDC - Debt funds                               9,030         7,117        12,429        23,396        13,574       2,126
                                                  -----------   -----------   -----------   -----------   -----------   ---------
         Earnings as defined                      $1,286,595    $1,256,885    $1,171,428    $1,215,766    $1,234,228    $265,541
                                                  ===========   ===========   ===========   ===========   ===========   =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                   $  196,707    $  182,879    $  164,375    $  171,994    $  162,546    $ 33,541
   Interest on interim  obligations                    7,795        12,213        19,787        28,262        25,082       3,798
   Amort of debt disc, premium  and expense, net      14,191        13,378        15,127        14,257        15,106       4,037
   Other interest  charges                            57,623        71,536        75,868        79,396        55,175      16,382
                                                  -----------   -----------   -----------   -----------   -----------   ---------
         Fixed charges as defined                 $  276,316    $  280,006    $  275,157    $  293,909    $  257,909    $ 57,758
                                                  ===========   ===========   ===========   ===========   ===========   =========



RATIO OF EARNINGS TO FIXED CHARGES                     4.66          4.49          4.26          4.14          4.79        4.60




Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.